SECURITIES AND EXCHANGE COMMISSION

                      WASHINGTON, DC  20549



                            FORM 8-K


                         CURRENT REPORT
              PURSUANT TO SECTION 13 OR 15(D) OF THE

                 SECURITIES EXCHANGE ACT OF 1934



       December 15, 1998                          0-26392
Date of Report (Date of Earliest        Commission File Number
       Event Reported)


                      LEVEL 8 SYSTEMS, INC.
     (Exact Name of Registrant as Specified in its Charter)


          New York                              11-2920559
(State or other jurisdiction                 (I.R.S. Employer
      of incorporation)                    Identification Number)




                          1250 Broadway
                           35th Floor
                      New York, New York  10001
       (Address of Principal Executive Offices) (Zip Code)




                         (212) 244-1234
       (Registrant's telephone number, including area code)








Item 4.   Changes in Registrant's Certifying Accountant

     On December 15, 1998, Level 8 Systems, Inc. (the "Company") dismissed Grant Thornton, LLP ("Grant") as its independent auditors.

     The decision to change independent auditors was recommended by the Audit Committee of the Board of Directors and approved by the Board of Directors. The decision to dismiss Grant was made in conjunction with the recent acquisition of Seer Technologies, Inc. ("Seer") by the Company. Given the size of the Company following the acquisition of Seer, the Company believed that it required a larger firm with greater resources. The Company is in the process of selecting a new accounting firm.

     Grant had served as independent auditors of the Company since January 1998, succeeding Lurie, Besikof, Lapidus & Co., LLP, who served as independent auditors to the Company (and the Company's predecessor entities) for the ten years preceding its January 28, 1998 replacement by Grant.

     During the most recent fiscal year and any subsequent interim period, none of Grant's reports on the Company's financial statements contained an adverse opinion or a disclaimer of opinion or was qualified or modified as to uncertainty, audit scope or accounting principles.

     In connection with the preparation of the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998, the Company discussed with Grant whether the Company should recognize as revenue in the third quarter of 1998 $2.96 million the Company had billed Microsoft Corporation. The Company expressed the view that all of that revenue should be reflected in the third quarter. Grant expressed the view that none of that revenue should be reflected in the third quarter. After discussion, the Company deferred the recognition of all such revenue and indicated in the Form 10-Q that it was in the process of determining how long generally accepted accounting principles required the Company to continue to defer recognizing such revenue. Subject to the foregoing, there have been no disagreements with Grant regarding any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. A letter from Grant is attached hereto as Exhibit 16.






Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

     (c)  Exhibits

          16. Letter from Grant Thornton LLP regarding change in certifying accountant, dated December 22,1998.












































                            SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                              LEVEL 8 SYSTEMS, INC.
                                   (Registrant)

Dated:  December 22, 1998     By: /s/ Yigal Baruch
                              Name: Yigal Baruch
                              Title: Chief Financial Officer